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                                                                    EXHIBIT 12.1

                           AMERICAN ROCK SALT CO. LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                     SIX MONTHS
                                                                            FISCAL YEARS ENDED                         ENDED
                                                                              SEPTEMBER 30,                           MARCH 31,
                                                            --------------------------------------------------   -----------------
                                                             1999       2000       2001       2002      2003      2003      2004
                                                            -------    -------    -------    -------   -------   -------   -------
Income (loss) from continuing operations                    (2,025)    (3,497)      (630)     8,235    17,757    19,080    20,526
  Plus: Amortization of Capitalized interest                    --         --         --        845     1,014       507       507
  Plus: Fixed Charges                                          109      8,776      3,666      5,133     4,380     2,442     5,302
  Less: Interest Capitalized                                    --      8,303      6,221        126        --        --        --
Income from continuing operations plus fixed charges,
Amortization of capitalized interest, less
 capitalized interest                                       (1,916)    (3,024)    (3,185)    14,087    23,150    22,029    26,335
Fixed Charges:
  Interest Expense (Net)                                       109        352     (2,724)     4,743     4,202     2,338     5,173
  Interest Capitalized                                          --      8,303      6,221        126        --        --        --
  Amortization of Capitalized expense
   related to indebtedness                                      --         --          8         94        --        16        40
  Rentals                                                       --
    Rail Cars - 5.6%                                            --        121        161        161       161        81        81
    Equipment - 6%                                              --         --         --          9        16         7         8
  Total fixed charges                                          109      8,776      3,666      5,133     4,380     2,442     5,302
Income from continuing operations plus fixed charges,
 Amortization of capitalized interest, less
 capitalized interest                                       (1,916)    (3,024)    (3,185)    14,087    23,150    22,029    26,335
Preferred dividend requirements                                 --         --         --         --        --        --        --

Total fixed charges                                            109      8,776      3,666      5,133     4,380     2,442     5,302
Ratio of earnings to fixed charges                              --         --         --       2.74      5.29      9.02      4.97
Net income (loss) to members                                 3,846     (3,607)    (3,350)     3,125    13,552    16,798    15,057
Earnings To Fixed Charges Ratio

 Income (loss) from operations                              (2,025)    (3,497)      (630)     8,235    17,757    19,080    20,526
  Plus: Fixed charges                                        4,093      9,798     10,805      7,067     5,839     3,146    13,362
  Amortization of Capitalized interest                        (835)        --         --        845     1,014       507       507
  Earnings                                                   1,233      6,301     10,175     16,147    24,610    22,733    34,395
Fixed Charges
  Interest Expense                                             376        228      2,954      4,812     4,362     2,374     5,265
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

                                                                                                                     SIX MONTHS
                                                                            FISCAL YEARS ENDED                         ENDED
                                                                              SEPTEMBER 30,                           MARCH 31,
                                                            --------------------------------------------------   -----------------
                                                             1999       2000       2001       2002      2003      2003      2004
                                                            -------    -------    -------    -------   -------   -------   -------
Interest capitalized                                            --      8,303      6,221        126
Interest within rental expense                                          1,267      1,622      1,565     1,477       757       710
Total Fixed Charges                                            376      9,798     10,797      6,503     5,839     3,131     5,975
Earnings/Fixed Charges                                        3.28       0.64       0.94       2.48      4.21      7.26      5.76
Total Rental Expense                                                    2,277      3,035      3,189     3,320     1,652     1,668
Interest within rental expense as a % of rental expense                  55.6%      53.4%      49.1%     44.5%     45.8%     42.5%
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For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income before fixed charges (the company does not incur income taxes).

Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs and the interest component of our operating rents.
The ratio of earnings to fixed charges on a historical basis with respect to fiscal years 1999, 2000 and 2001 is not meaningful because during that period we were still in mine development and ramp-up phase. Earnings were insufficient to cover fixed charges by approximately $2.0, $11.8, and $6.8 million respectively, for the fiscal years ended September 1999, 2000, and 2001.

                                      (2,025)  11,800   6,851